Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Marcy Graham	Jessica Rowlands
Vice President, Investor Relations & Corporate Communications	Feinstein Kean Healthcare
mgraham@atyrpharma.com	jessica.rowlands@fkhealth.com
858-223-1163	202-729-4089

ATYR PHARMA ANNOUNCES TRANSITIONS IN CLINICAL DEVELOPMENT & OPERATIONS

SAN DIEGO – July 20, 2015 – aTyr Pharma, Inc. (Nasdaq: LIFE), a biotherapeutics company engaged in the discovery and development of Physiocrine-based therapeutics to address severe rare diseases, today announced that it will transition oversight of clinical development and operations to Ms. Kelly Blackburn and Melissa Ashlock, M.D. as David Weiner, M.D., transitions from his current position as aTyr’s Chief Medical Officer into a clinical advisory role through the end of the first quarter of 2016.

“Our ongoing Phase 1b/2 clinical trial is continuing on track in facioscapulohumeral muscular dystrophy (FSHD) as the first orphan indication for Resolaris™, our natural immuno-modulator and lead product candidate, thanks to the leadership and expertise of David, Kelly and Melissa,” said John Mendlein, Ph.D., CEO and executive chairman of aTyr Pharma. “We want to thank David for his early contributions to our FSHD program, and we are pleased that he will remain with us as an advisor during this transition and our ongoing FSHD trial.”

“aTyr’s Physiocrine biology represents a number of potentially transformative therapeutic opportunities. I have enjoyed working with our accomplished leadership team here to bring meaningful medicines to patients with rare genetic muscle diseases with an immune component,” said Dr. Weiner. “I remain enthusiastic about the potential clinical benefit that Resolaris™ can bring to these patients.”

“Our clinical team is also enthusiastic about our ability to expand Resolaris clinical testing to other muscular dystrophies beyond FSHD, and other rare diseases such as interstitial lung disease (ILD),” said Mendlein. “Our clinical team includes the expertise of Dr. Melissa Ashlock and Ms. Kelly Blackburn who were deeply involved in the rare disease pipeline of the Cystic Fibrosis Foundation and Vertex, respectively, which led to two approved novel therapeutics for genetic disease, cystic fibrosis, Kalydeco and Orkambi.”

Resolaris™, a first-in-class protein therapeutic, is currently being tested in an ongoing Phase 1b/2 clinical trial in adult patients with facioscapulohumeral muscular dystrophy (FSHD), and the Company also plans to initiate a Phase 1b/2 clinical trial in early onset FSHD patients in the third quarter of 2015. Additionally, aTyr expects to begin a Phase 1b/2 trial of Resolaris™ in LGMD (limb-girdle muscular dystrophy) 2B in the fourth quarter of 2015, as well as an additional trial in specific indications of interstitial lung disease, or ILD, in the first half of 2016.

About aTyr Pharma

aTyr Pharma is engaged in the discovery and clinical development of innovative medicines for patients suffering from severe rare diseases using its knowledge of Physiocrine biology, a newly discovered set of physiological modulators. The Company’s lead candidate, Resolaris™, is a first-in-class intravenous protein therapeutic for the treatment of rare myopathies with an immune component. Resolaris™ is currently in a Phase 1b/2 clinical trial in adult patients with facioscapulohumeral muscular dystrophy (FSHD). Trials are planned in additional indications, including early onset FSHD and limb-girdle muscular dystrophy (LGMD) 2B. Trials are also planned for indications in interstitial lung disease (ILD). To protect this pipeline, aTyr built an intellectual property estate comprising 45 issued or allowed patents and over 240 pending patent applications that are solely owned or exclusively licensed by aTyr. aTyr’s key programs are currently focused on severe, rare diseases characterized by immune dysregulation for which there are currently limited or no treatment options. The Company was founded by Professors Paul Schimmel, Ph.D., and Xiang-Lei Yang, Ph.D., two leading aminoacyl tRNA synthetase scientists at The Scripps Research Institute.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Such forward looking statements, which represent management’s intent, belief, or current expectations, involve risks and uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include the Company’s ability to raise additional funding, its ability to develop or commercialize current or new product candidates, uncertainties and delays inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition, and market conditions. These and additional risks and uncertainties are more fully described in the Company’s filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

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